Exhibit 4.2

THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

THIS THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT (this “Agreement”), is dated as of September 7, 2011, by and among (i) Fulcrum BioEnergy, Inc., a Delaware corporation (the “Company”), (ii) the holders of the Series A Preferred Stock, par value $0.001 per share, of the Company (the “Series A Preferred Stock”), listed on Schedule A attached hereto, as it may be amended from time to time in accordance with this Agreement (the “Series A Investors”), (iii) the holders of the Series B-1 Preferred Stock, par value $0.001 per share, of the Company (the “Series B-1 Preferred Stock”), listed on Schedule B attached hereto, as it may be amended from time to time in accordance with this Agreement (the “Series B-1 Investors”), (iv) the holders of the Series B-2 Preferred Stock, par value $0.001 per share, of the Company (the “Series B-2 Preferred Stock” and together with the Series B-1 Preferred Stock, the “Series B Preferred Stock”), listed on Schedule C attached hereto, as it may be amended from time to time in accordance with this Agreement (the “Series B-2 Investors” and together with the Series B-1 Investors, the “Series B Investors”), and (v) the purchasers and anticipated purchasers of the Series C-1 Preferred Stock, par value $0.001 per share, of the Company (the “Series C-1 Preferred Stock” and together with the Series A Preferred Stock and the Series B Preferred Stock, the “Preferred Stock”), listed on Schedule D attached hereto, as it may be amended from time to time in accordance with this Agreement (the “Series C-1 Investors” and together with the Series A Investors and the Series B Investors, the “Investors”).

THE PARTIES TO THIS AGREEMENT enter into this Agreement on the basis of the following facts, intentions and understandings:

A. The Company and the Investors are parties to a Second Amended and Restated Investors’ Rights Agreement dated as of December 30, 2010, as amended on April 15, 2011 (as amended, the “Prior Agreement”).

B. The Company and the Series C-1 Investors entered into a Series C Preferred Stock Purchase Agreement effective as of December 31, 2010, as amended by on April 15, 2011, (as amended, the “Purchase Agreement”) pursuant to which the Company agreed to issue and sell, and each Series C-1 Investor party thereto agreed to purchase, shares of Series C-1 Preferred Stock or Series C-2 Preferred Stock, as applicable, upon satisfaction of the closing conditions set forth in the Purchase Agreement.

C. The Company and the Series C-1 Investors desire to amend and restate the terms of the Purchase Agreement and, concurrently with the execution of this Agreement, are entering into an Amended and Restated Series C Preferred Stock Purchase Agreement of even date herewith (the “Amended and Restated Purchase Agreement”) and, upon the terms and subject to the conditions of the Amended and Restated Purchase Agreement, the Company has agreed to issue and sell, and each Series C-1 Investor has agreed to purchase, that number of shares of Series C-1 Preferred Stock set forth opposite its name on Exhibit A attached thereto.

D. As a condition to the execution of the Amended and Restated Purchase Agreement and as an inducement to the Series C-1 Investors to purchase shares of Series C-1

Preferred Stock pursuant to the Amended and Restated Purchase Agreement, the Company and the Investors hereby agree that this Agreement shall govern the rights of the Investors to cause the Company to register shares of common stock, $0.001 per share (the “Common Stock) issued or issuable to the Investors, and certain other matters as set forth herein.

E. The Company, the Series A Investors and the Series B Investors desire to induce the Series C-1 Investors to purchase shares of Series C-1 Preferred Stock pursuant to the Amended and Restated Purchase Agreement by agreeing to the terms and conditions set forth below.

F. The Company and the Investors desire to amend and restate the Prior Agreement in its entirety as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

A.	Amendment of Prior Agreement; Waiver of Preemptive Right.

Pursuant to Section 7.2 of the Prior Agreement, effective and contingent upon execution of this Agreement by the Company and the holders of eighty percent (80%) of (i) the shares of capital stock held by the Investors (as defined in the Prior Agreement) and (ii) the shares of Preferred Stock that were to be purchased under the Purchase Agreement, including the approval of the holders of a majority of the Series C-1 Preferred Stock that was to be purchased under the Purchase Agreement, the Prior Agreement is hereby amended and restated in its entirety to read as set forth in this Agreement, and the Company and the Investors shall be bound by the provisions hereof as the sole agreement of the Company and the Investors with respect to the subject matter hereof. The Investors that are Major Holders (for purposes of this sentence, as that term is defined in Section 3.1 of the Prior Agreement) hereby waive the preemptive right, including the notice requirements, set forth in Section 4 of the Prior Agreement with respect to the issuance of the Securities (as defined in the Amended and Restated Purchase Agreement). Notwithstanding anything to the contrary herein, the New Investors (as defined below) shall have no rights, other than the right to approve amendments to this Agreement in accordance with the terms and subject to conditions set forth in Section 7.2, or obligations under this Agreement until the initial New Investors Drawdown Funding Date (as defined below).

1.	General.

1.1 Certain Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

(a) “Adverse Party” means any corporation, entity or individual which at the time is a competitor of the Company (other than a Holder (as defined below) and its respective equity holders), or any Affiliate of such competitor (other than a Holder and its respective equity holders), as conclusively determined in good faith by the Board of Directors.

(b) An “Affiliate” of a Person means another Person who, directly or indirectly, controls, is controlled by or is under common control with such Person, including,

without limitation, any general partner, managing member, officer or director of such Person or any investment fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person.

(c) “Board of Directors” means the Company’s board of directors.

(d) “Commission” means the United States Securities and Exchange Commission or any other federal agency at the time which is administering the Securities Act (as defined below).

(e) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(f) “Family Members” means the parents, siblings, spouse, and children of an individual.

(g) The terms “Holder” or “Holders” means any Person or Persons to whom Registrable Securities were originally issued or qualifying transferees under Section 2.9 hereof who hold Registrable Securities.

(h) “Initiating Holders” means any Holder or Holders who, in the aggregate, hold not less than eighty percent (80%) of the Registrable Securities then outstanding.

(i) “New Investors” shall have the definition set forth in the Amended and Restated Purchase Agreement.

(j) “New Investors Drawdown Funding Date” shall have the definition set forth in the Amended and Restated Purchase Agreement.

(k) “Person” means an individual, firm, corporation, partnership, association, limited liability company, trust or any other entity.

(l) “Qualified IPO” means the Company’s issuance of securities in a firmly underwritten initial public offering by a nationally-recognized underwriter pursuant to an effective registration statement filed under the Securities Act (other than a registration statement on Form S-8 or a Rule 145 transaction promulgated under the Securities Act), where the gross proceeds (prior to underwriter commissions and offering expenses) to the Company are not less than One Hundred Million Dollars ($100,000,000).

(m) The terms “register,” “registered” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness of such registration statement.

(n) The term “Registrable Securities” means (i) shares of Common Stock issued or issuable upon conversion of shares of Preferred Stock; (ii) the Additional Common Stock (as defined in the Amended and Restated Purchase Agreement); (iii) the Common Stock issued or issuable upon exercise of the Series C-2 Warrants (as defined in the Amended and Restated Purchase Agreement); and (iv) any and all stock issued with respect to

(as a dividend or distribution or otherwise) or in any exchange for or in replacement of any of the shares referred to in subsections (i), (ii) or (iii) hereof; provided, however, that Registrable Securities shall not include any securities of the Company which have been previously registered and sold or which have been sold to the public either pursuant to a registration statement or Rule 144, or which have been sold in a private transaction in which the transferor’s rights under this Agreement are not assigned in accordance with the terms and conditions of Section 2.9 hereof.

(o) “Registration Expenses” means all expenses incurred in complying with Sections 2.1, 2.2 and 2.3 hereof, including, without limitation, all registration, qualification and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for the Company, blue sky fees and expenses, and expenses of any regular or special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company).

(p) “Right of First Refusal and Co-Sale Agreement” means that certain Second Amended and Restated Right of First Refusal and Co-Sale Agreement dated as of the date hereof, by and among the Company, the Investors and certain holders of Common Stock and options to acquire Common Stock listed on Schedule A attached thereto.

(q) “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(r) “Selling Expenses” means all underwriters’ fees, discounts or commissions relating to the Company’s securities and fees and disbursements of counsel for any Holder, except for the fees and disbursements of a single counsel acting on behalf of all selling Holders borne and paid by the Company as provided in Section 2.4(a)(iv) below.

2.	Registration Rights.

2.1 Demand Registration.

(a) Request for Registration. In the event that the Company receives a written request from Initiating Holders that the Company effect any firmly underwritten registration, qualification or compliance under the Securities Act of Registrable Securities having an aggregate anticipated offering price to the public in excess of Twenty Million Dollars ($20,000,000), then the Company will:

(i) promptly give written notice of the proposed registration, qualification or compliance to all other Holders; and

(ii) as soon as practicable, use its best efforts to effect all such registrations, qualifications and compliances (including, without limitation, the preparation of a registration statement and prospectus complying with the requirements of the Securities Act, and the execution of an undertaking to file post-effective amendments, appropriate qualifications under the applicable blue sky or other state securities laws and appropriate compliance with exemptive regulations issued under the Securities Act and any other governmental requirements or regulations) as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Initiating Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any Holder or Holders joining in such request as are specified in a written request given within twenty (20) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to take any action to effect such registration, qualification or compliance pursuant to this Section 2.1:

(A) at any time prior to the earlier of (i) three (3) years following the date of this Agreement or (ii) six (6) months following the effective date of the registration statement under the Securities Act for a Qualified IPO; or

(B) if within ten (10) days after the receipt of the written request from Initiating Holders, the Company provides written notice to the Holders of the Company’s good faith intention to commence a Qualified IPO within the next ninety (90) days; provided, however, that this subsection (B) shall only be used one (1) time by the Company; or

(C) after the Company has effected two (2) such registrations pursuant to this Section 2.1 and both such registrations have been declared or ordered effective and not withdrawn by the Company with the approval of the Initiating Holder; or

(D) in any particular jurisdiction in which the Company would be required to execute a general qualification or compliance unless the Company is already subject to service in such jurisdiction and except as required by the Securities Act.

Subject to the foregoing clauses (A) through (D), the Company shall file a registration statement covering the Registrable Securities so requested to be registered as soon as practical, but in any event within seventy-five (75) days, after receipt of the request or requests of the Initiating Holders; provided, however, that if the Company shall furnish to such holders a certificate signed by the president of the Company stating that in the good faith judgment of the Board of Directors it would be detrimental to the Company and its stockholders for such registration statement to be filed at the date filing would be required and it is therefore essential to defer the filing of such registration statement, the Company shall have an additional period of not more than sixty (60) days after the expiration of the initial 75-day period within which to file such registration statement. Notwithstanding the above, the Company may not exercise its right to defer registration more than once in any 12-month period.

(b) Underwriting. If the Initiating Holders intend to distribute the Registrable Securities covered by a request made pursuant to this Section 2.1 by means of an underwriting, they shall so advise the Company as part of their request made pursuant to this Section 2.1. The underwriter(s) shall be selected by a majority-in-interest of the Initiating Holders, which underwriter(s) are reasonably acceptable to the Company. The right of any Holder to registration pursuant to this Section 2.1 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority-in-interest of the Initiating Holders and such Holder) to the extent provided herein. The Company (together with all Holders proposing to distribute their securities through such underwriting) shall enter into an underwriting agreement in customary form with the underwriter or underwriters. Notwithstanding any other provision of this Section 2.1, if the managing underwriter determines that marketing factors require a limitation of the number of shares to be underwritten and so advises the Initiating Holders in writing and in advance, the Company shall so advise all the other Holders, and the number of shares of Registrable Securities that may be included in the registration and underwriting shall be allocated among all Holders thereof in proportion, as nearly as practicable, to the respective amounts of Registrable Securities otherwise requested by such Holders to be included therein; provided, however, that the number of shares of Registrable Securities shall not be so reduced unless all other securities, including all Common Stock held by any other Person, are first entirely excluded from the underwriting. If any Holder of Registrable Securities disapproves of the terms of the underwriting, such Holder may elect to withdraw therefrom by written notice to the Company, the underwriter and the Initiating Holders. Any Registrable Securities which are excluded from the underwriting by reason of the underwriter’s marketing limitation or withdrawn from such underwriting shall be deemed withdrawn from such registration.

(c) Company Shares. If the managing underwriter has not limited the number of Registrable Securities to be underwritten, the Company may include securities for its own account or for the account of others in such registration if the managing underwriter so agrees and if the number of Registrable Securities which would otherwise have been included in such registration and underwriting will not thereby be limited by the managing underwriter.

2.2 Company Registration.

(a) Registration. If at any time and from time to time, the Company determines to register any of its securities, either for its own account or the account of any security holder or holders other than a Holder, other than (x) a registration on Form S-8, or (y) a registration on any form that does not permit secondary sales, then the Company will:

(i) promptly give to each Holder written notice thereof; and

(ii) include in such registration (and compliance), and in any underwriting involved therein, all the Registrable Securities specified in a written request or requests, made within twenty (20) days after receipt of such written notice from the Company, by any Holder or Holders, except as set forth in Section 2.2(b) below.

(b) Underwriting. If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise the Holders as a part of the written notice given pursuant to Section 2.2(a)(i) and in such event, the right of any Holder to registration pursuant to Section 2.2 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company and the other stockholders distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company.

Notwithstanding any other provision of this Section 2.2, if the managing underwriter determines that marketing factors require a limitation of the number of shares to be underwritten, the managing underwriter may (subject to the limitations set forth below in this Section 2.2), exclude all Registrable Securities from, or limit the number of Registrable Securities to be included in, the registration and underwriting. In such event, the Company shall so advise all Holders of Registrable Securities which would otherwise be registered and underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the registration and underwriting shall be allocated first, to the Company, second, among Holders requesting registration in proportion, as nearly as practicable, to the respective amounts of Registrable Securities held by each of such Holders as of the date of the notice pursuant to Section 2.2(a)(i) above and, third, among all other holders. If the registration is a Qualified IPO wherein all of the Preferred Stock are automatically converted to Common Stock, the managing underwriter may limit the number of Registrable Securities to be included in the registration and underwriting, or may exclude Registrable Securities entirely from such registration and underwriting; provided that no other securities are registered and sold in a Qualified IPO other than those securities registered and sold for the account of the Company. If the registration is other than a Qualified IPO, the managing underwriter may limit the amount of securities to be included in the registration and underwriting by the Company’s stockholders; provided, however, that the number of Registrable Securities to be included in such registration and underwriting shall not be reduced to less than thirty percent (30%) of the aggregate securities included in such registration without the prior consent of at least a majority of the Holders who have requested their shares to be included in such registration and underwriting; and provided, further, that the number of Registrable Securities to be included in such underwriting shall not be reduced until all other securities, including the Common Stock held by any other Person, are first entirely excluded from the underwriting. If any Holder disapproves of the terms of the any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter. Any Registrable Securities excluded or withdrawn from such underwriting shall be deemed withdrawn from such registration.

(c) Registration Rights of Officers, Directors and Employees. Upon any sale by the Company of its securities to the public in a firmly underwritten public offering, the Company may permit the then officers, directors and employees of the Company to include any of their securities of the Company in any registration by the Company under this Section 2.2; subject to any determination by the managing underwriter that marketing factors require a limitation on the number of shares included in the registration and underwriting and subject further to full exclusion of such officers, directors and employees in favor of the Holders of Registrable Securities.

2.3 Form S-3. In addition to the rights and obligations set forth in Section 2.1 above, if any Holder requests that the Company effect a registration statement on Form S-3 (or any successor to Form S-3) for a public offering of shares of Registrable Securities, the reasonably anticipated gross aggregate price to the public of which (net of underwriting discounts and commissions) would not be less than Five Million Dollars ($5,000,000) and the Company is then a registrant entitled to use Form S-3 to register the shares for such an offering, then the Company shall (a) promptly give to each Holder written notice thereof; and (b) use its best efforts to, as soon as practicable but in any event within forty-five (45) days of such request, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or a portion of such Holder’s Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder joining in such request as are specified in a written request given within twenty (20) days after receipt of such written notice from the Company; provided, however the Company shall not be required to effect a registration pursuant to this Section 2.3:

(i) if Form S-3 (or any successor or similar form) is not available for such offering by the Holders; or

(ii) if the Company has effected a registration and such registration statement (other than a registration on Form S-8 or relating solely to a transaction described in Rule 145 under the Securities Act) has been declared or ordered effective within 6 months of the request made under this Section 2.3; or

(iii) in any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification or compliance unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act; or

(iv) if the Company, within ten (10) days of the receipt of the request of the Holders requesting registration under this Section 2.3, gives notice of its bona fide intention to effect the filing of a registration statement with the Commission within forty-five (45) days of receipt of such request other than with respect to a registration statement on Form S-8 or any other registration which relates solely to a transaction under Rule 145 of the Securities Act; or

(v) if the Company shall furnish to such the Holders a certificate signed by the president of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be detrimental to the Company and its stockholders for such registration statement to be filed on or before the date filing would be required and it is therefore essential to defer the filing of such registration statement, in which case the Company shall have the right to defer such filing for a period of not more than sixty (60) days after the furnishing of such a certificate of deferral, provided that the Company may not defer such filing pursuant to this Section 2.3 more than once in any 12 month period.

If such registration is to be underwritten, the underwriter(s) shall be selected by a majority-in-interest of the Initiating Holders, which underwriter(s) are reasonably acceptable to the Company. The Company shall give written notice to all Holders of the receipt of a request for registration pursuant to this Section 2.3 and shall provide a reasonable opportunity for other Holders to participate in the registration; provided, however, that if the registration is for an underwritten offering, the participation terms contained in Section 2.1(b) shall apply, including, without limitation, the provisions relating to the exclusion of certain securities prior to the exclusion of Registrable Securities. Any registration pursuant to this Section 2.3 shall not be counted against a registration pursuant to Section 2.1.

2.4 Expenses of Registration.

(a) All Registration Expenses incurred in connection with any registration, qualification or compliance pursuant to Sections 2.1, 2.2 and 2.3 shall be borne by the Company except as follows:

(i) The Company shall not be required to pay for the expenses of any registration, including the fees or disbursements of a special counsel for Holders, begun pursuant to Sections 2.1 or 2.3, the request for which has been subsequently withdrawn by all of the applicable Holders, in which such case, such expenses shall be borne by the Holders requesting such withdrawal in proportion to the number of securities for which registration was originally requested; provided, however, that if the withdrawal is as a result of an adverse change in the condition, business or prospects of the Company, then the Company shall be required to pay such expenses;

(ii) the Company shall not be required to pay any Selling Expenses relating to Registrable Securities sold by the selling Holders; and

(iii) the Company shall not be required to pay for any Registration Expenses in excess of three (3) registrations effected pursuant to Section 2.3; and

(iv) the Company shall not be required to pay fees and/or disbursements of counsel(s) for the Holders except for the fees up to a maximum of Fifty Thousand Dollars ($50,000) for a single counsel acting on behalf of all selling Holders (and approved by a majority-in-interest of the selling Holders).

(b) All Selling Expenses related to Registrable Securities sold by the selling Holders and incurred in connection with any registration under this Section 2 shall be borne ratably by the participating Holders in proportion to the number of securities so sold on behalf of such Holder.

2.5 Registration Procedures. In the case of each registration, qualification or compliance effected by the Company pursuant to this Agreement, the Company will keep each Holder participating therein advised in writing as to the initiation of each registration, qualification and compliance and as to the completion thereof. Except as otherwise provided in this Section 2.5, the Company will, at its expense:

(a) prepare and file with the Commission a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective until the later of (i) 180 days after such registration statement is declared effective and (ii) the date upon which all shares covered by such registration statement have been distributed or sold;

(b) prepare and file with the Commission such amendments, supplements and all statements and other information regarding such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement;

(c) furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;

(d) use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided, however, that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions in which the Company is not already subject to service of process, except as required by the Securities Act;

(e) provide a transfer agent and registrar for all Registrable Securities registered pursuant hereto and a CUSIP number for all such Registrable Securities not later than the effective date of such registration;

(f) in the event such offering is underwritten, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering;

(g) use its best efforts to cause all such Registrable Securities registered pursuant hereto to be listed on each securities exchange (or automated quotation service) on which similar securities issued by the Company are then listed, or if no such listing exists, use its best efforts to list all Registrable Securities on either the New York Stock Exchange, the NYSE Amex or NASDAQ;

(h) notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act or the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing; and

(i) furnish, at the request of any Holder requesting registration of Registrable Securities, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with such registration, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.

2.6 Indemnification. In the event that any Registrable Securities are included in a registration statement under Sections 2.1, 2.2 or 2.3 hereof:

(a) The Company will indemnify, defend and hold harmless each Holder of Registrable Securities and each of its officers, directors and partners, and each Person controlling such Holder, with respect to such registration, qualification or compliance which has been effected pursuant to this Agreement, and each underwriter, if any, and each Person who controls any underwriter of the Registrable Securities held by or issuable to such Holder, against all claims, losses, expenses, damages and liabilities (or actions in respect thereto) arising out of or based on (i) any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus, offering circular or other document (including any related registration statement, notification or the like) incident to any such registration, qualification or compliance, or (ii) any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statement therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act or any state securities law applicable to the Company or any rule or regulation promulgated under the Securities Act, the Exchange Act or any such state law and relating to action or inaction required of the Company in connection with any such registration, qualification or compliance, or (iv) any breach of any misrepresentation or warranty in any underwriting agreement of the Company in connection with any such registration, qualification or compliance and will reimburse each such Holder, each of its officers, directors and partners, and each Person controlling such Holder, each such underwriter and each Person who controls any such underwriter, within a reasonable amount of time after incurred for any reasonable legal and any other expenses incurred in connection with investigating, defending or settling any such claim, loss, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 2.6(a) shall not apply to amounts paid in settlement of any such claim, loss, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld); and provided, further, that the Company will not be liable in any such case to the extent that any such claim, loss, damage or liability arises out of or is based on any untrue statement or omission based upon written information furnished to the Company expressly for use in connection with such registration by such Holder.

(b) Each Holder will severally, and not jointly, if Registrable Securities held by or issuable to such Holder are included in the securities as to which such registration, qualification or compliance is being effected, indemnify, defend and hold harmless the Company, each of its directors and officers, each underwriter, if any, of the Company’s securities covered by such a registration statement, each Person who controls the Company within the meaning of the Securities Act, against all claims, losses, expenses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company, such directors, officers, partners, Persons or underwriters for any reasonable legal or any other expenses incurred in connection with investigating, defending or settling any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by the Holder expressly for use in connection with such registration; provided, however, that the indemnity agreement contained in this Section 2.6(b) shall not apply to amounts paid in settlement of any such claim, loss, damage, liability or action if such settlement is effected without the consent of the Holder, (which consent shall not be unreasonably withheld); and provided, further, that the total amount for which any Holder shall be liable under this Section 2.6(b) shall not in any event exceed the aggregate net proceeds received by such Holder from the sale of Registrable Securities held by such Holder in such registration.

(c) Each party entitled to indemnification under this Section 2.6 (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; provided, however, that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld), and the Indemnified Party may participate in such defense at such party’s expense; and provided further, that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations hereunder, unless such failure resulted in material, irreparable prejudice to the Indemnifying Party; and provided, further, that an Indemnified Party (together with all other Indemnified Parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the Indemnifying Party, if representation of such Indemnified Party by the counsel retained by the Indemnifying Party would be inappropriate due to actual or potential differing interests between such Indemnified Party and any other party represented by such counsel in such proceeding. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. The obligations of the Company and the Holders under this Section 2.6 shall survive the completion of any offering of Registrable Securities in a registration statement.

(d) If the indemnification provided for in this Section 2.6 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any losses, claims, damages or liabilities referred to herein, the Indemnifying Party, in lieu of indemnifying such Indemnified Party thereunder, shall to the extent permitted by applicable law contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the violation(s) that resulted in such loss, claim, damage or liability. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relevant intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, however, that in no event shall any contribution by a Holder hereunder exceed the proceeds from the offering received by such Holder.

(e) The obligations of the Company and Holders under this Section 2.6 shall survive completion of any offering of Registrable Securities or Common Shares and the termination of this Agreement. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as a term thereof the giving by the claimant or plaintiff to such Indemnified Party of an unconditional release from all liability in respect to such claim or litigation.

(f) Notwithstanding the foregoing Section 2.6(d), to the extent that the provisions on indemnification and contribution contained in an underwriting agreement entered into in connection with an underwritten public offering are in conflict with the foregoing Section 2.6(d), the provisions in such underwriting agreement shall control.

2.7 Information by Holder. Any Holder or Holders of Registrable Securities included in any registration shall promptly furnish to the Company such information regarding such Holder or Holders and the distribution proposed by such Holder or Holders as the Company may request in writing and as shall be required in connection with any registration, qualification or compliance referred to herein.

2.8 Rule 144 Reporting. With a view to making available to Holders the benefits of certain rules and regulations of the Commission which may permit the sale of the Registrable Securities to the public without registration, the Company agrees at all times to use its reasonably diligent efforts to:

(a) make and keep public information available, as those terms are understood and defined in Rule 144, after 90 days after the effective date of the first registration statement filed by the Company for the offering of its securities to the general public;

(b) file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements); and

(c) so long as a Holder owns any Registrable Securities, furnish to such Holder forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company for an offering of its securities to the general public), and of the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed by the Company as the Holder may reasonably request in complying with any rule or regulation of the Commission allowing such Holder to sell any such securities without registration.

2.9 Transfer of Registration Rights. Each Holder’s rights to cause the Company to register their Registrable Securities and keep information available granted to them by the Company under Section 2 hereof may not be assigned or transferred, except in connection with a transfer of Registrable Securities that complies with the terms of the Right of First Refusal and Co-Sale Agreement, and provided, that (i) the Company is given written notice by such Holder at the time of or within a reasonable time of said transfer, stating the name and address of said transferee or assignee and identifying the securities with respect to which such registration rights are being assigned; (ii) such proposed transferee or assignee shall have executed and delivered an Adoption Agreement substantially in the form attached hereto as Exhibit A (the “Adoption Agreement”); (iii) such proposed transferee or assignee is not an Adverse Party; and (iv) such transferee or assignee (x) acquires at least Five Hundred Thousand (500,000) shares of Common Stock on an as converted basis (as adjusted for any stock dividends, combinations, splits, recapitalizations or similar events with respect to such shares) or (y) is an Affiliate of such Holder.

2.10 “Market Stand-Off” Agreement.

(a) Each Holder hereby agrees that, during the period of duration (not to exceed one hundred eighty (180) days) specified by the Company and an underwriter of Common Stock or other securities of the Company following the effective date of the registration statement for a Qualified IPO, it shall not, to the extent requested by the Company and such underwriter, directly or indirectly sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase, pledge or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any Registrable Securities of the Company held by it at any time during such period except common stock included in such registration; provided however that, if during the last 17 days of the restricted period the Company issues an earnings release or material news or a material event relating to the Company occurs, or prior to the expiration of the restricted period the Company announces that it will release earnings results during the 16-day period beginning on the last day of the restricted period, then, upon the request of the managing underwriter, to the extent required by any FINRA rules, the restrictions imposed by this subsection (a) shall continue to apply until the end of the third trading day following the expiration of the 15-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event. In no event will the restricted period extend beyond 216 days after the effective date of the registration statement.

(b) The obligations described in Section 2.10(a) shall not be required unless all officers and directors who hold shares of the Company as well as all stockholders of the Company holding more than one percent (1%) of the outstanding shares of Common Stock (after giving effect to the conversion into Common Stock of all outstanding Preferred Stock) and all other Persons with registration rights (whether or not pursuant to this Agreement) enter into similar agreements. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the securities of the Company then held by each Holder (and the shares of securities of every other Person subject to the foregoing restriction) until the end of such period. To the extent that an early release from the restrictions imposed under this Section 2.10 is to be granted by the Company or the underwriters with respect to any security holder of the Company, such release shall be made only on a pro rata basis with respect to all such securities holders subject to the restrictions of this Section 2.10 or similar restrictions.

2.11 Limitation on Subsequent Registration Rights. Subsequent to the date of this Agreement, the Company shall not, without the prior written consent of the holders of at least eighty percent (80%) of the Registrable Securities then outstanding, enter into any agreement or arrangement with any holder or prospective holder of any securities of the Company that would allow such holder or prospective holder (a) to include such securities in any registration filed under Section 2.1 hereof, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not reduce the amount of the Registrable Securities of the Holders which is included or (b) to make a demand registration which could result in such registration statement being declared effective prior to the earlier of either of the dates set forth in Section 2.1(a)(ii)(A) or within 120 days of the effective date of any registration effected pursuant to Section 2.1.

2.12 Termination of Registration Rights. The registration rights contained in this Section 2 shall terminate and be of no further force and effect with respect to all Holders five (5) years from the closing of the Company’s Qualified IPO. Notwithstanding the above, a particular Holder’s registration rights under this Section 2 shall expire earlier than the five (5) years from the closing of the Company’s Qualified IPO if all Registrable Securities then held by such Holder may be sold under Rule 144 during any ninety (90) day period.

3.	Basic Financial Information and Reporting.

3.1 Annual Reports. Within one hundred sixty (160) days after the end of each fiscal year, the Company shall provide each Holder who continues to hold at least Five Hundred Thousand (500,000) shares of Common Stock on an as converted basis (as adjusted for any stock dividends, combinations, splits, recapitalizations or similar events with respect to such shares) (each a “Major Holder”) (i) a balance sheet as of the end of such year, (ii) statements of income and of cash flows for such fiscal year and (iii) a statement of stockholders’ equity as of the end of such year, prepared in accordance with generally accepted accounting principles consistently applied and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and, if requested by the holders of at least eighty percent (80%) of the Registrable Securities then held by the Holders, certified by independent public accountants of national standing selected by the Company’s Board of Directors.

3.2 Quarterly Reports. Within sixty (60) days after the end of the first, second, and third quarterly accounting periods in each fiscal year of the Company, the Company shall provide each Major Holder (i) a balance sheet as of the end of each such quarterly period and (ii) statements of income and of cash flows for such period and for the current fiscal year to date, prepared in accordance with generally accepted accounting principles consistently applied and setting forth in comparative form the figures for the corresponding periods of the previous fiscal year, subject to changes resulting from normal year-end audit adjustments, all in reasonable detail and certified by the principal financial or accounting officer of the Company, except that such financial statements need not contain the notes required by generally accepted accounting principles.

3.3 Confidentiality. Each Holder shall keep confidential any information furnished to it by the Company in accordance with this Section 3.3 which the Company identifies as being confidential or proprietary for so long as such information is not otherwise available in the public domain (through no direct or indirect action of such Holder). Each Holder also agrees that such confidential information of the Company may be disclosed on a similarly confidential basis by such Holder to its officers, directors, partners, members, advisors, employees, auditors and legal counsel and other Affiliates who have a need to know such information without the prior express written consent of the Company, so long as such Holder directs such authorized representatives and other Affiliates to keep such information confidential under the same terms as provided herein. Notwithstanding any other provision in this Section 3.3, (i) in the event that such Holder is advised by legal counsel that disclosure or delivery of information provided by the Company is required by law, legal process, regulation or judicial or administrative order, such Holder may disclose or deliver such information to such authority and (ii) each Holder may disclose any confidential information of the Company to the minimum extent necessary in connection with the enforcement of this Agreement or rights under this Agreement.

3.4 Termination. All rights of the Holders under this Section 3 shall not apply to and shall terminate immediately prior to (i) the effectiveness of a registration statement covering the issuance of the Company’s securities in a Qualified IPO; or (ii) such other time as the Company becomes subject to the reporting provisions of the Exchange Act, as amended.

4.	Preemptive Rights of the Major Holders.

4.1 If, at any time and from time to time, the Company proposes to sell and issue any New Securities (as defined in Section 4.6 below), then each Major Holder shall be entitled to purchase at least its Pro Rata Share (as defined below) of such New Securities, subject to the provisions of this Section 4, at the same price and upon the same terms and conditions that the Company would otherwise offer and sell such New Securities to other third parties. For purposes of this Section 4, a Major Holder’s Pro Rata Share of New Securities shall be calculated as the ratio of (i) the total number of shares of Common Stock then held by a Major Holder, assuming for these purposes the exercise and/or conversion of all options, warrants or shares of Preferred Stock then held; to (ii) the sum of the total number of shares of the Company’s Common Stock then outstanding plus the number of shares of Common Stock issuable upon exercise and/or conversion of any options, warrants or shares of Preferred Stock of the Company then outstanding (“Pro Rata Share”).

4.2 In the event that the Company proposes to undertake an issuance of New Securities, it shall first give each Major Holder written notice of its intention, describing the type of New Securities and the price, terms and conditions upon which the Company proposes to issue the same (the “Preemptive Rights Notice”). Each Major Holder shall have fifteen (15) days from the date of the Company’s notice (the “Preemptive Notice Period”) to agree to purchase up to its Pro Rata Share of such New Securities for the price and upon the terms and conditions specified in the Preemptive Rights Notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased up to such Major Holder’s Pro Rata Share.

4.3 If, at the expiration of the Preemptive Notice Period, any Major Holder has not fully exercised its preemptive right to acquire its entire Pro Rata Share of such New Securities, then the Company shall, immediately after the expiration of the Preemptive Notice

Period, send written notice to those Major Holders who fully exercised their preemptive rights under Section 4.2 above (the “Exercising Holders”) specifying the number of New Securities that the Major Holders were entitled to purchase under Section 4.2 above but for which preemptive rights were not exercised. Each Exercising Holder shall have an additional right to purchase all or any part of the balance of any such remaining unsubscribed New Securities on the terms and conditions specified in the Preemptive Rights Notice. To exercise such right, an Exercising Holder must deliver written notice to the Company that such Exercising Holder intends to exercise such right within ten (10) days after the expiration of the Preemptive Notice Period. In the event there are two (2) or more such Exercising Investors that choose to exercise such right, the remaining New Securities available for purchase under this Section 4.3 shall be allocated to such Exercising Holders pro rata based on the number of New Securities such Exercising Holders have elected to purchase pursuant to their preemptive rights under Section 4.2 above (without giving effect to any New Securities that any such Exercising Holder has elected to purchase pursuant to this Section 4.3).

4.4 If a Major Holder properly gives the Company written notice pursuant to Section 4.2 or Section 4.3 above that it desires to purchase any or all of its Pro Rata Share of the New Securities to be offered by the Company, then such Major Holder shall make payment for such New Securities by check, wire transfer, cancellation of indebtedness, other consideration deemed acceptable by the Company’s Board of Directors, or any combination thereof, against delivery of the New Securities at the executive offices of the Company within fifteen (15) days after giving the Company such notice or on the closing date for the sale of all such New Securities as specified in the Company’s notice, if such date is later. The Company shall take all such reasonable actions as may be required by any regulatory authority in connection with the exercise by a Major Holder of the preemptive right to purchase New Securities as set forth in this Section 4.

4.5 With respect to any New Securities for which the foregoing preemptive rights of the Major Holders were not exercised, the Company shall have sixty (60) days thereafter to sell such New Securities at a price and on terms and conditions which are no more favorable to the purchasers of such New Securities than those specified in the Preemptive Rights Notice. In the event that the Company has not sold all such New Securities within the specified sixty (60) day period, the Company shall not thereafter issue or sell any remaining New Securities without first offering such New Securities again to the Major Holders in the same manner provided above in Sections 4.2 and 4.3.

4.6 For purposes of this Section 4, the term “New Securities” means any shares of the Company’s Common Stock or Preferred Stock and rights, options or warrants to purchase shares of Common Stock or Preferred Stock, and securities of any type whatsoever that are, or may become, convertible into shares of Common Stock or Preferred Stock; provided, however, that the term “New Securities” shall not include:

(a) shares of Common Stock issued in connection with any stock dividend, combination, split, recapitalization or similar events applicable to all shares of capital stock of the Company;

(b) shares of Common Stock issued upon the conversion of any shares of Preferred Stock;

(c) up to an aggregate of Nine Million (9,000,000) shares (as adjusted for any stock dividends, combinations, splits, recapitalizations or similar events with respect to such shares) of Common Stock issued or issuable to employees, officers, directors, advisors, consultants and independent contractors pursuant to any options, warrants, stock purchase plans or other incentive agreements on terms approved by the Company’s Board of Directors;

(d) any Common Stock issued by the Company pursuant to a registration statement covering the offering of such Common Stock to the general public under the Securities Act;

(e) any equity securities issued by the Company for consideration other than cash pursuant to a bona fide merger, consolidation, acquisition or similar business combination approved by the Company’s Board of Directors;

(f) any equity securities of the Company issued pursuant to the exercise of any rights or agreements entered into or otherwise granted after the date of this Agreement, including options and warrants to purchase shares of the Company’s Common Stock or Preferred Stock, provided, however, that the preemptive right contained in this Section 4 applied with respect to the initial sale or grant by the Company of such rights or agreements; and

(g) the Securities.

4.7 All rights of the Major Holders under this Section 4 shall not apply to and shall terminate immediately prior to the effectiveness of a registration statement covering the issuance of the Company’s securities in a Qualified IPO.

4.8 The preemptive rights set forth in this Section 4 below may not be assigned or transferred, except in connection with a transfer of Preferred Stock and/or Registrable Securities by a Major Holder that complies with the terms of the Right of First Refusal and Co-Sale Agreement, and provided, that (i) the Company is given written notice by such Major Holder at the time of or within a reasonable time of said transfer, stating the name and address of said transferee or assignee and identifying the securities with respect to which such rights are being assigned; (ii) such proposed transferee or assignee shall have executed and delivered an Adoption Agreement; (iii) such proposed transferee or assignee is not an Adverse Party; and (iv) such transferee or assignee (x) acquires at least Five Hundred Thousand (500,000) shares of Common Stock on an as converted basis (as adjusted for any stock dividends, combinations, splits, recapitalizations or similar events with respect to such shares) or (y) is an Affiliate of such Major Holder.

5.	Reserved.

6.	Legends.

6.1 In addition to any other legends required, each certificate representing shares of Preferred Stock (including Common Stock issued upon the conversion of such

Preferred Stock) held by the Holders which is subject to the restrictions of this Agreement shall be endorsed with the following restrictive legend (the “Legend”):

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF AN INVESTORS’ RIGHTS AGREEMENT BY AND AMONG THE HOLDER, THE CORPORATION AND CERTAIN OTHER HOLDERS OF THE STOCK OF THE CORPORATION. A COPY OF SUCH INVESTORS’ RIGHTS AGREEMENT WILL BE FURNISHED TO THE RECORD HOLDER OF THIS CERTIFICATE WITHOUT CHARGE UPON WRITTEN REQUEST TO THE CORPORATION AT ITS PRINCIPAL PLACE OF BUSINESS.”

6.2 The Company, by its execution of this Agreement, agrees that, during the term of this Agreement, it will maintain (upon registration of transfer, reissuance or otherwise) the Legend on any such certificate and will place or cause to be placed the Legend on any new certificate issued to represent shares of Preferred Stock or Registrable Securities previously represented by a certificate carrying the Legend, and will supply, free of charge, a copy of this Agreement to any holder of a certificate evidencing Shares upon written request from such holder to the Company at its principal office. The parties hereto do hereby agree that the failure by the Company to cause the certificates evidencing such shares to bear the Legend and/or the failure to supply, free of charge, a copy of this Agreement shall not affect the validity or enforcement of this Agreement. The Legend shall be removed from each such certificate at such time as the shares represented by such certificate are no longer subject to the provisions of this Agreement.

7.	General.

7.1 Governing Law. This Agreement shall be governed in all respects by the laws of the State of Delaware without regard to the conflict of laws provisions. The parties hereto agree to submit to the exclusive jurisdiction of the federal and state courts of the State of Delaware with respect to the interpretation of this Agreement or for the purposes of any action arising out of or relating to this Agreement.

7.2 Amendments and Waivers.

(a) Except as otherwise provided in Section 7.2(c) below, any provision of this Agreement may be amended, and the observance of any provision may be waived, with the written consent of the Company and the holders of at least eighty percent (80%) of (i) the Registrable Securities then held by the Holders and (ii) the shares of Preferred Stock remaining to be purchased from time to time under the Amended and Restated Purchase Agreement, which approval shall include a majority of the Registrable Securities purchased or to be purchased by the New Investors unless the initial New Investors Drawdown Funding Date has not occurred by December 31, 2012, in which case the rights and obligations of the New Investors hereunder shall terminate; provided that, the Company may amend Schedule A, Schedule B, Schedule C, and/or Schedule D attached hereto from time to time to add information regarding additional Investors that have executed and delivered Adoption Agreements without the consent of the other parties hereto. Any amendment or waiver effected in accordance with this Section 7.2(a) shall be binding upon each Holder and the Company. Upon the effectuation of any such amendment or waiver, the Company shall promptly give written notice thereof to the other Holders who have not previously consented thereto in writing.

(b) Except to the extent provided in Section 7.2(a) above, this Agreement or any provision hereof may be amended, changed, waived, discharged or terminated only by a statement in writing signed by the party against which enforcement of such amendment, change, waiver, discharge or termination is sought.

(c) In addition to any other requirements for the amendment of this Agreement, the rights provided to the Major Holders pursuant to Section 4 of this Agreement may be amended, changed or waived only with the prior written consent of at least eighty percent (80%) of the Registrable Securities then held by such Major Holders.

7.3 Termination. In addition to any other termination provisions of this Agreement, the rights of any particular Holder hereunder shall terminate as to such Holder at such time as such Holder ceases to own any shares of Preferred Stock or shares of Common Stock issuable upon conversion thereof. Notwithstanding anything to the contrary, Section 2.10 shall survive termination of this Agreement.

7.4 Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of, and be binding upon, the successors, heirs, executors and administrators of the parties hereto.

7.5 Entire Agreement. This Agreement, including the exhibits, schedules and the other documents delivered pursuant hereto, constitute the full and entire understanding and agreement between the parties with regard to the subject matter hereof, and this Agreement shall supersede and cancel all prior agreements between the parties hereto with respect to the subject matter hereof.

7.6 Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, or otherwise delivered by hand or by messenger, addressed (a) if to an Investor, at such Investor’s respective address set forth on Schedule A, Schedule B, Schedule C, or Schedule D attached hereto, as applicable, or at such other address as such Investor shall have properly furnished in writing to the Company or (b) if to the Company, at 4900 Hopyard Road, Suite 220, Pleasanton, CA 94588, Fax: (925) 730-0157, Attn: Corporate Secretary, or at such other address as the Company shall have properly furnished to the Investors in writing. Such notices shall be deemed effective upon (i) personal delivery to the party to be notified; (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day; (iii) one (1) business day after deposit with a nationally recognized overnight carrier, specifying next day delivery; or (iv) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid.

7.7 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (a) such provision shall be excluded from this Agreement, (b) the balance of this Agreement shall be interpreted as if such provision were so excluded and (c) the balance of this Agreement shall be enforceable in accordance with its terms.

7.8 Rules of Construction. The parties hereto agree that they have been adequately represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

7.9 Titles and Subtitles. The titles and subtitles of the sections and Sections of this Agreement are for convenience of reference only and are not to be considered in construing or interpreting this Agreement.

7.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original and all of which together shall constitute one instrument.

7.11 Aggregation of Stock. All Shares held or acquired by an Investor and/or its Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement, and such Affiliates may apportion such rights as among themselves in any manner they deem appropriate.

[Remainder of this Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have caused this Third Amended and Restated Investors’ Rights Agreement to be duly executed and delivered as of the date first set forth above.

“COMPANY”

FULCRUM BIOENERGY, INC., a Delaware corporation

By:	/s/ E. James Macias
E. James Macias
President and Chief Executive Officer

“SERIES A INVESTORS”

USRG HOLDCO III, LLC

By:	USRG Management Company, LLC,
its Manager

By:	/s/ James A.C. McDermott

Name: James A.C. McDermott
Title: Managing Director

[signatures continue on following page]

[SIGNATURE PAGE TO THIRD AMENDED AND RESTATED

INVESTORS’ RIGHTS AGREEMENT]

“SERIES B INVESTORS”

USRG HOLDCO III, LLC

By: USRG Management Company, LLC,
its Manager

By:	/s/ James A.C. McDermott
Name: James A.C. McDermott
Title: Managing Director

RUSTIC CANYON VENTURES SBIC, LP

By: Rustic Canyon SBIC Partners, LLC,
its General Partner

By:	/s/ Nate Redmond
Name: Nate Redmond
Title: Member

RUSTIC CANYON VENTURES III, L.P.

By: Rustic Canyon GP III, LLC,
its General Partner

By:	/s/ Nate Redmond
Name: Nate Redmond
Title: Member

SAINTS CAPITAL FALCON, L.P.

By:

By:

Name:

Title:

[signatures continue on following page]

[SIGNATURE PAGE TO THIRD AMENDED AND RESTATED

INVESTORS’ RIGHTS AGREEMENT]

“SERIES C-1 INVESTORS”

USRG HOLDCO 3D, LLC

By:	/s/ Jonathan Koch
Name: Jonathan Koch
Title: President

USRG HOLDCO III, LLC

By: USRG Management Company, LLC,
its Manager

By:	/s/ James A.C. McDermott
Name: James A.C. McDermott
Title: Managing Director

RUSTIC CANYON VENTURES III, L.P.

By: Rustic Canyon GP III, LLC,
its General Partner

By:	/s/ Nate Redmond
Name: Nate Redmond
Title: Member

RUSHEEN CAPITAL PARTNERS, LLC

By:	/s/ James A.C. McDermott
Name: James A.C. McDermott
Title: Managing Member

[SIGNATURE PAGE TO THIRD AMENDED AND RESTATED

INVESTORS’ RIGHTS AGREEMENT]

SCHEDULE A

SERIES A INVESTORS

Name and Address
USRG HOLDCO III, LLC 2425 Olympic Boulevard, Suite 4050 West Santa Monica, California 90404 Attention: James A.C. McDermott Facsimile: (310) 943-1993

Schedule A

SCHEDULE B

SERIES B-1 INVESTORS

Name and Address
Rustic Canyon Ventures SBIC, LP 2425 Olympic Boulevard, Suite 6050 West Santa Monica, California 90404 Attention: Tom Unterman Facsimile: (310) 998-8001
Rustic Canyon Ventures III, L.P. 2425 Olympic Boulevard, Suite 6050 West Santa Monica, California 90404 Attention: Tom Unterman Facsimile: (310) 998-8001
USRG HOLDCO III, LLC 2425 Olympic Boulevard, Suite 4050 West Santa Monica, California 90404 Attention: James A.C. McDermott Facsimile: (310) 943-1993
Saints Capital Falcon, L.P. 475 Sansome Street, Suite 1850 San Francisco, CA 94111 Attention: David Quinlivan Facsimile: (415) 835-5970

Schedule B

SCHEDULE C

SERIES B-2 INVESTORS

Name and Address
Rustic Canyon Ventures III, L.P. 2425 Olympic Boulevard, Suite 6050 West Santa Monica, California 90404 Attention: Tom Unterman Facsimile: (310) 998-8001
USRG HOLDCO III, LLC 2425 Olympic Boulevard, Suite 4050 West Santa Monica, California 90404 Attention: James A.C. McDermott Facsimile: (310) 943-1993

Schedule C

SCHEDULE D

SERIES C-1 INVESTORS

Name and Address
USRG Holdco 3D, LLC 10 Bank Street White Plains, NY 10606 United States Attention: Jonathan Koch Fax: (914) 390-9611
USRG HOLDCO III, LLC 2425 Olympic Boulevard, Suite 4050 West Santa Monica, California 90404 Attention: James A.C. McDermott Facsimile: (310) 943-1993
Rustic Canyon Ventures III, L.P. 2425 Olympic Boulevard, Suite 6050 West Santa Monica, California 90404 Attention: Tom Unterman Facsimile: (310) 998-8001
Rusheen Capital Partners, LLC 2332 Mandeville Canyon Road Los Angeles, California 90049 Attention: James A.C. McDermott Facsimile: (310) 861-5556

Schedule D

EXHIBIT A

ADOPTION AGREEMENT

THIS ADOPTION AGREEMENT (this “Adoption Agreement”) is executed by the undersigned (the “New Investor”) pursuant to the terms of that certain Third Amended and Restated Investors’ Rights Agreement dated as of September 7, 2011 (the “Agreement”), by and among the Company, the Series A Investors listed on Schedule A attached thereto, the Series B-1 Investors listed on Schedule B, the Series B-2 Investors listed on Schedule C attached thereto and the Series C-1 Investors listed on Schedule D. Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Agreement. By the execution of this Adoption Agreement, the New Investor agrees as follows:

1.1 Acknowledgement. New Investor acknowledges that New Investor is acquiring certain shares of Preferred Stock and/or Registrable Securities from a party in such party’s capacity as an “Investor” bound by the Agreement, and after such transfer, New Investor shall be considered an “Investor” for all purposes of the Agreement.

1.2 Agreement. New Investor hereby (a) agrees that the shares of Preferred Stock and/or Registrable Securities and any other securities required by the Agreement to be bound thereby, shall be bound by and subject to the terms of the Agreement and (b) adopts the Agreement with the same force and effect as if New Investor were originally a party thereto.

1.3 Notice. Notice required or permitted by the Agreement shall be given to New Investor at the address, facsimile number or email listed below New Investor’s signature hereto.

NEW INVESTOR:

By:

Name/Title:

Address:

Facsimile:

Email:

ACCEPTED AND AGREED:

FULCRUM BIOENERGY, INC.

By:

Name:

Title:

Exhibit A